Exhibit 99.1

Prospect Global Resources Announces Extension of Rights Offering

Prospect Global extends rights offering to Monday, June 17, 2013

DENVER, CO, June 13, 2013 — Prospect Global Resources Inc. (NASDAQ: PGRX) announced today its decision to extend its previously announced rights offering to 5:00 p.m., New York City time, on Monday, June 17, 2013.  Stockholders who have not exercised their rights may still do so within the extension period.  Those stockholders whose shares are held through a brokerage account, bank or other nominee, will need to provide investment instructions to the nominees not later than 5:00 p.m., New York City time, on Monday, June 17, 2013.  The rights offering was originally scheduled to expire on June 6, 2013, and was subsequently extended first to June 10, 2013 and then to June 12, 2013.

The rights offering is conducted via an existing effective shelf registration statement. The prospectus supplement relating to the offering was filed with the SEC on May 22, 2013. Copies of the prospectus supplement and the accompanying prospectus may be obtained for free by searching the SEC online database (EDGAR) on the SEC website at www.sec.gov or from the Company at 1401 17th Street, Suite 1550, Denver, CO 80202, Attention: Gregory M. Dangler.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sale of securities mentioned in this press release in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Regarding Forward-Looking Statements

With the exception of historical matters, the matters discussed in this press release include forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein. Such forward-looking statements include statements regarding current and future classification of Prospect Global’s potash resources and development of its potash resources and potash mining facility. Factors that could cause actual results to differ materially from projections or estimates include, among others, potash prices, economic and market conditions, and the additional risks described in Prospect Global’s filings with the SEC, including Prospect Global’s Annual Report on Form 10-K for the year ended March 31, 2012. Most of these factors are beyond Prospect Global’s ability to predict or control. The forward-looking statements are made as of the date hereof and, except as required under applicable securities legislation, Prospect Global does not assume any obligation to update any forward-

looking statements. Readers are cautioned not to put undue reliance on forward-looking statements.

About Prospect Global Resources Inc.

Prospect Global Resources Inc. is a Denver-based company engaged in the exploration and development of a potash mine located in the Holbrook Basin of eastern Arizona. Prospect Global’s stock is traded on the NASDAQ Capital Market under the ticker symbol PGRX.

Additional details about Prospect Global Resources Inc. can be viewed at the Company’s website, www.prospectgri.com.

Source: Prospect Global Resources Inc.

For further information, please contact:

Gregory M. Dangler, Interim CFO

+1 (303) 990-8444